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                                                                     EXHIBIT 4.2

                               YELLOW CORPORATION

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

         Yellow Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That the Board of Directors of the Company, at a meeting held July 17, 2003, unanimously adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the
Company:

         Article First of the Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

         "First:  The name of the Corporation is Yellow Roadway Corporation."

         SECOND: That at a Special Meeting of Stockholders held on December 9, 2003, the holders of a majority of all of the outstanding stock entitled to vote on such amendment have given their approval to such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Daniel J. Churay, its Senior Vice President, General Counsel and Secretary, this 11th day of December, 2003.

                                      YELLOW CORPORATION


                                      By: /s/ Daniel J. Churay
                                          --------------------------------------
                                          Daniel J. Churay
                                          Senior Vice President, General Counsel
                                          and Secretary